Exhibit 21.1
INTUITIVE SURGICAL, INC.
SUBSIDIARIES (All 100% Owned other than Intuitive Surgical-Fosun (HongKong) Co., Ltd. and Intuitive Surgical-Fosun Medical Technology (Shanghai) Co., Ltd.)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
I.S. Holdings C.V.	Netherlands
I.S. Netherlands C.V.	Netherlands
Intuitive Surgical AB	Sweden
Intuitive Surgical ApS	Denmark
Intuitive Surgical Australia Proprietary Limited	Australia
Intuitive Surgical Brasil Importacao E Comercio De Equipamentos Cirurgicos Ltda.	Brazil
Intuitive Surgical BV	Netherlands
Intuitive Surgical Deutschland GmbH	Germany
Intuitive Surgical GK	Japan
Intuitive Surgical HK Limited	Hong Kong
Intuitive Surgical Holdings, LLC	Delaware, U.S.
Intuitive Surgical India Private Limited	India
Intuitive Surgical International Ltd.	Cayman
Intuitive Surgical Ireland Limited	Ireland
Intuitive Surgical Korea Limited	South Korea
Intuitive Surgical Limited	United Kingdom
Intuitive Surgical Medical Device and Technology (Shanghai) Co., Ltd.	China
Intuitive Surgical Medical Device Taiwan Ltd.	Taiwan
Intuitive Surgical Operations, Inc.	Delaware, U.S.
Intuitive Surgical Pte. Ltd.	Singapore
Intuitive Surgical S. de R. L. de C.V.	Mexico
Intuitive Surgical S.A.S.	France
Intuitive Surgical s.r.o.	Czech Republic
Intuitive Surgical Sarl	Switzerland
Intuitive Surgical Spain SL	Spain
Intuitive Surgical SPRL	Belgium
Intuitive Surgical Turkey Medikal Cihaz Ticaret Limited Serketi	Turkey
Intuitive Surgical-Fosun (HongKong) Co., Ltd.	Hong Kong
Intuitive Surgical-Fosun Medical Technology (Shanghai) Co., Ltd.	China
Unison Surgicals Company	Taiwan